EXHIBIT 99.1

B. Clyde Preslar Joins The Pantry as Chief Financial Officer

CARY, N.C., Jan. 10, 2013 – The Pantry, Inc. (Nasdaq: PTRY), the leading independently operated convenience store chain in the southeastern United States, today announced that  B. Clyde Preslar is joining the executive leadership team as Senior Vice President and Chief Financial Officer.

Mr. Preslar joins The Pantry from RailAmerica, Inc., where he served since 2008 as Senior Vice President and Chief Financial Officer for the short line and regional freight railroad operator.

“Clyde is a proven leader ideally suited for The Pantry with more than 15 years of financial leadership experience as a Chief Financial Officer,” said The Pantry’s President and Chief Executive Officer Dennis Hatchell.  “Clyde has an extensive breadth of financial experience, including financial leadership in the  consumer goods arena, and an exceptional track record of financial management, planning and corporate development.  We look forward to having Clyde join the executive leadership team.”

Prior to RailAmerica, Inc., Mr. Preslar served as Executive Vice President and Chief Financial Officer at Cott Corporation, a manufacturer of non-alcoholic beverage products, and as Vice President and Chief Financial Officer and Secretary at snack food manufacturer Lance, Inc.  Earlier in his career, he was Director of Financial Services for worldwide power tools at Black & Decker, and served as Director of Investor Relations at RJR Nabisco.

Mr. Preslar holds a bachelor’s degree in Business Administration and Economics from Elon College and a master’s degree in business administration from Wake Forest University.  He serves on the Board of Directors of Alliance One International, Inc. and is a past Director of Forward Air Corporation.

Mr. Preslar will join The Pantry on Feb. 7, 2013.

About The Pantry and Kangaroo Express

Headquartered in Cary, North Carolina, The Pantry, Inc. is a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of January 3, 2013, the Company operated 1,572 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers. For more information, visit www.thepantry.com.

Media Contacts

Scott Yates

Largemouth Communications (on behalf of The Pantry)

(919) 459-6452